EXHIBIT 10.36

SECOND ASSET PURCHASE AGREEMENT

THIS SECOND ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 21st day of November, 2006, by and between FORGENT NETWORKS, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A. (the “Seller”), and TANDBERG TELECOM AS, a corporation organized and existing under the laws of the Kingdom of Norway (the “Buyer”).

RECITALS

WHEREAS, the Seller owns certain “Patents” (as this term is hereinafter defined) related to video conferencing, video compression, streaming video, scheduling and media management; and

WHEREAS, the Buyer desires to purchase such Patents from Seller, and the Seller desires to sell and transfer to the Buyer such Patents, all as more fully set forth below; and

WHEREAS, the Buyer desires to have certain assurances and to continue and reconfirm a covenant of non-assertion from Seller with regard to “Other Patents” (as hereinafter defined) owned or controlled by Seller.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

ARTICLE 1 - PURCHASE AND SALE OF ASSETS

1.1   Defined Terms.  Capitalized terms used herein have the meanings set forth in Article 12.1.

1.2   Purchased Assets.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by the Seller and the Buyer, the Buyer shall purchase, accept and acquire from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer all of Seller’s right, title and interest in and to:  (i) the Patents, all goodwill associated directly with the Patents and all rights thereunder, (ii) all supporting documentation for the Patents and including relevant portions of laboratory notebooks, invention disclosure forms, patent prosecution files, and correspondence, opinions of counsel, and similar documents (“Documentation”), (iii) remedies if any against past, present and future infringements thereof, and (iv) rights to protection of interests therein under the laws of all jurisdictions (collectively, the “Purchased Assets”).

1.3   Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets shall take place at 10 a.m., local time, on the Closing Date, at the offices of Oblon, Spivak, McClelland, Maier & Neustadt, P.C., 1940 Duke Street, Alexandria, Virginia 22314.  The “Closing Date” means the date on which the Closing occurs, anticipated to be Friday, November 24, 2006.

ARTICLE 2 - PURCHASE PRICE

In consideration of (i) the transfer, sale and assignment of the Purchased Assets and (ii) the reaffirmation of the covenant of non-assertion contained in Article 6.9, Buyer agrees to pay Seller the sum of THREE MILLION ONE HUNDRED AND FIFTY THOUSAND U.S. DOLLARS ($3,150,000.00) (the “Purchase Price”). TWO MILLION NINE HUNDRED THOUSAND DOLLARS ($2,900,000.00) of the Purchase Price shall be paid to Seller at Closing by wire transfer in immediately available funds to an account designated by Seller in writing at or prior to the Closing.  The balance of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) shall constitute a deferred payment to be paid on the second anniversary of the Closing Date, provided that as of that date no claim in opposition to Buyer’s ownership of the Patents or the Purchased Assets has been made and remains uncured and further provided that no transaction has occurred pursuant to which any entity has secured a license or other rights to any of the Patents after the Closing Date, other than from Buyer itself.

ARTICLE 3 – NON-ASSUMPTION OF LIABILITIES

Except as set forth on Schedule 3, the Buyer shall not be responsible for, assume, pay, perform, discharge, or accept any liabilities, debts, contractual obligations or other obligations of the Seller of any kind whatsoever, whether actual, contingent, accrued, known or unknown, including, without limitation, any relating to interest and termination penalties on indebtedness, taxes, breach or negligent performance of any contract, liabilities resulting from breach of contract, illegal activity, unlawful business practice, infringement of intellectual property rights, any liabilities, obligations or commitments by Seller relating to or arising out of the ownership of the Purchased Assets prior to the Closing, or the transfer of the Purchased Assets or any other liability or obligation of the Seller whatsoever.  All such non-assumed liabilities, debts and obligations shall remain the responsibility of the Seller.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce the Buyer to enter into this Agreement, the Seller makes the following representations and warranties to the Buyer, each of which shall be deemed to be independently made and relied upon by the Buyer, regardless of any investigation made by, or information known to, the Buyer:

4.1      Ownership, Organization and Qualification.  The Seller is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware, has not filed articles of dissolution and has a perpetual period of existence.  The Seller has all requisite corporate power and authority to own, operate and lease its properties and to conduct its business as now being conducted.

4.2      Authorization.  The Seller has obtained the approval from its Board of Directors and, if necessary, its shareholders to enter into this Agreement and has all necessary power and authority to enter into this Agreement.  Seller shall have all necessary power and authority to perform the transactions contemplated hereby in accordance with the terms and conditions hereof.

4.3      Enforceability.  This Agreement and all other agreements of the Seller contemplated hereby are or, upon the execution and delivery thereof will be, the valid and binding obligations of the Seller, enforceable against it in accordance with their terms, subject to any limitation of enforceability that may be imposed by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditor’s rights and remedies generally and by the application by a court of equitable jurisdiction (whether such enforceability is considered a proceeding in equity or in law).

4.4      Conflicting Obligations.  The execution and delivery of this Agreement does not, and the consummation of the sale and purchase of the Purchased Assets contemplated hereby will not: (a) conflict with or result in a material violation of any provisions of the articles or certificate of incorporation or bylaws of the Seller, as amended and in effect on and as of the date hereof and on and as of the Closing Date; (b) conflict with or result in a material violation of any provisions of, or result in the maturation or acceleration of, any obligations under any contract, agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration award, judgment or decree, to which the Seller is subject or to which the Seller is a party; or (c) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of the Purchased Assets are subject (or result in the imposition of any Lien upon any of the Purchased Assets).

4.5      Title to Assets; Sufficiency.  Except as set forth in Schedule 4.5, the Seller has good and marketable title to all of the Purchased Assets, free and clear of any Lien, encumbrance, claim or restriction on transfer and the Patent Assignment contemplated by this Agreement is sufficient to transfer good and marketable title of  the Purchased Assets to Buyer, free and clear of all Liens.  The Purchased Assets include but are not limited to all of the Patents owned or controlled by Seller that are set forth in Article 4.7.1 and the Documentation.

4.6      Third Party Consents.  Except as set forth on Schedule 4.6, no material third party consents, approvals or authorizations are necessary for the execution and consummation of the transactions contemplated hereby, nor are any such consents, approvals or authorizations required in order for any of the Purchased Assets to be assigned to the Buyer. Seller has full power and authority to uphold and enforce the covenant of non-assertion set forth in Article 6.9 hereof without the consent of any other party.

4.7      Purchased Assets.

4.7.1            Schedule 4.7.1.1 identifies each Patent that has been issued to or is owned or controlled by the Seller which is to be transferred to Buyer and Schedule 4.7.1.2 identifies each pending patent application or application for registration which the Seller has made, the rights to which are to be transferred to Buyer.  Seller has made available to the Buyer correct and complete copies of all of the Patents.

4.7.2            To the Seller’s Knowledge, the Seller has taken all actions that are necessary or reasonably appropriate to maintain and to protect each of the Patents, including, but not limited to payment of any and all issuance fees, maintenance fees and annuities.

4.7.3            With respect to each of the Patents: (i) they are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (ii) no action, suit, opposition or  reexamination proceeding, hearing, investigation, charge, complaint,  claim, or demand is pending or, to the Seller’s Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the Patent; (iii) no person has notified the Seller of any claim concerning any alleged interference, infringement, misappropriation, reexamination, opposition or other conflict of any of the Patents with the intellectual property of any third party.

4.7.4            The Seller has no Knowledge of any state of facts or contemplated event that may give rise to any claim, action, suit, proceeding, complaint, investigation or inspection which could have a materially adverse effect on the ownership, validity, enforceability or reasonably anticipated use of the Purchased Assets.

4.7.5            The Seller has no Knowledge of any products, inventions or procedures of competitors which infringe or misappropriate any Patent and has not given any notice of infringement, sent any demand to “cease and desist”, or offered to license any Patent to any third party based on any claim in the Patents except as set forth in Schedule 4.7.5.

4.7.6            The Patents and the Other Patents together encompass all patents and patent applications in and related to the Field which are owned or controlled by Seller and its Affiliates.

4.7.7            To the Seller’s Knowledge, the Seller and Seller’s patent counsel have complied with the duty of candor in prosecution of each of the Patents before the United States Patent and Trademark Office.

4.8      No Sale, Transfer or License.  Except for licenses and encumbrances listed in Schedule 4.8, (a) the Seller has not sold, leased, transferred, or assigned any interest in any of the Purchased Assets; (b) the Seller has not imposed or permitted any third party to impose any Lien, not subsequently released, upon any of the Purchased Assets; (c) the Seller has not granted any option, license or sublicense of any rights under or with respect to any of the Patents; and (d) the Seller has not committed to any of the foregoing.

4.8.1        The Seller warrants that the pre-existing license(s) of the ‘667 and ‘754 patents to Polycom is not transferable and not assignable by Seller.  The Seller warrants that the license of the ‘667 and ‘754 patents to Polycom includes no encumbrances on a successor-in-interest to Seller relative to the patents and applications identified in Schedule 4.7.1.1 and 4.7.1.2.

4.8.2        The Seller warrants that the “Large Computer Manufacturer” granted a Covenant not to Assert (CNA) by Seller prior to this Agreement is not a “Competing Company” which shall be defined as Polycom, Avistar, Starbak, Cisco, Radvision or another prominent developer or supplier of video teleconferencing equipment to the U.S. market.  The Seller warrants that the CNA expires in July 2008.  The Seller agrees to notify “Large Computer Manufacturer” of Buyer’s purchase within 30 days of the closing of this agreement, and to invite “Large Computer Manufacturer” to contact Buyer.  The Seller warrants that the CNA to the “Large Computer Manufacturer” includes no encumbrances on a successor-in-interest to Seller relative to the patents and applications identified in Schedule 4.7.1.1 and 4.7.1.2.

4.8.3        The Seller warrants that the pre-existing license(s) of the patents and applications listed in Schedule 4.8 to VTEL Products Corporation is transferable either in conjunction with a sale of substantially all of VTEL Products Corporation’s assets or with Seller’s permission.  In the event of a contemplated transfer of licenses in conjunction of a sale of substantially all assets, the Seller will make reasonable efforts to exercise its consent for the transfer of the licenses in a manner to prevent the transfer of the licenses to a Competing Company.  In the event of a contemplated transfer of licenses that is not in conjunction with a sale of substantially all assets, the Seller will exercise its consent for the transfer of the licenses in a manner to prevent the transfer of the licenses to a Competing Company.  Seller warrants that in either of the above cases, Seller and all successors-in-interest will not agree to a transfer of the license(s) now granted to VTEL Products Corporation without first providing immediate notice of a request to transfer and obtaining a written concurrence from Buyer or Buyer’s successor-in-interest.  The Seller warrants that the license(s) to VTEL Products Group includes no additional encumbrances on a successor-in-interest to Seller relative to the patents and applications identified in Schedule 4.7.1.1 and 4.7.1.2.

4.9      Authority to Grant Covenant.  Seller has full power and authority to grant the covenant of non-assertion contained in Article 6.9 hereof and no other person or entity has any right to bring a claim of infringement pursuant to one or more of the Other Patents as defined herein.

4.10    Brokerage.  The Seller has neither incurred nor made commitments for, any brokerage, finders or similar fee in connection with the transaction contemplated by this Agreement.

4.11    Bankruptcy.  The Seller has not filed a petition for relief under the United States Bankruptcy Code or under any state insolvency statute nor has it consulted with any counsel or advisor in anticipation of or to consider the filing of any petition in bankruptcy, moratorium, receivership or any similar state or federal law.

4.12    No Bulk Sales Laws. No “bulk sales” laws are applicable to the acquisition of the Purchased Assets or any transactions contemplated by this Agreement.

4.13    Warranty. EXCEPT AS SPECIFICALLY AND EXPLICITLY PROVIDED HEREIN (INCLUDING, WITHOUT LIMITATION, IN ARTICLES 4.5, 4.6, 4.7 AND 4.8 ABOVE), THE PURCHASED ASSETS ARE BEING SOLD “AS IS” WITHOUT ADDITIONAL WARRANTY.

4.14    Representations and Warranties True and Correct.  The representations and warranties contained herein, and all other documents, certifications, materials and statements or information given to the Buyer by or on behalf of the Seller or disclosed in this Agreement, do not include any untrue statement of a material fact to Seller’s Knowledge or omit to state a material fact, to the Knowledge of Seller, required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 5 - REPRESENTATIONS OF THE BUYER

In order to induce the Seller to enter into this Agreement, the Buyer makes the following representations and warranties to the Seller, each of which shall be deemed to be independently made and relied upon by the Seller, regardless of any investigation made by, or information known to, the Seller.

5.1      Ownership, Organization and Qualification.  The Buyer is a corporation duly incorporated and validly existing under the laws of the Kingdom of Norway, has not filed articles of dissolution and has a perpetual period of existence.  Buyer has all requisite corporate power and authority to own, operate and lease its properties and conduct its business as now being conducted.

5.2      Authorization.  The Buyer has all necessary power and authority to enter into and perform the transactions contemplated hereby in accordance with the terms and conditions hereof.

5.3      Enforceability.  This Agreement and all other agreements of the Buyer contemplated hereby are or, upon the execution thereof, will be the valid and binding obligations of the Buyer enforceable against it in accordance with their terms, subject to any limitation of enforceability that may be imposed by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditor’s rights and remedies generally and by the application by a court of equitable jurisdiction (whether such enforceability is considered a proceeding in equity or in law).

5.4      Conflicting Obligations.  The execution and delivery of this Agreement do not, and the consummation of the sale and purchase of the Purchased Assets contemplated hereby will not: (a) conflict with or result in a material violation of any provisions of the certificate of formation of the Buyer; (b) conflict with or result in a material violation of any provisions of, or result in the maturation or acceleration of, any obligations under any contract, agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration award, judgment or decree, to which the Buyer is subject to or which the Buyer is a party; or (c) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

5.5      Brokerage.  The Buyer has neither incurred, nor made commitment for, any brokerage, finders or similar fee in connection with the transactions contemplated by this Agreement.

5.6      Present Knowledge.  As of the Closing Date, Buyer has no Knowledge of any actions by, or products held by Seller, which infringe or misappropriate any intellectual property embodied in the Purchased Assets and has no present intention of making any action, claim, suit, proceeding, complaint, investigation or inspection regarding such against or with respect to Seller.

ARTICLE 6 - COVENANTS OF THE SELLER

The Seller covenants and agrees with the Buyer as follows:

6.1      Maintenance of Property.  From the date hereof and until the Closing Date, the Seller, upon notice to Buyer, shall take all actions necessary or reasonably appropriate to maintain its right, title and interest in and to the Purchased Assets.  Furthermore, to the extent any of the Purchased Assets are registered or held in the name of an Affiliate of Seller or other person, Seller shall take such actions as are necessary to ensure such Purchased Assets are effectively assigned to Buyer on the Closing Date.  The Seller shall pay all costs related to the same.  Commencing immediately, Seller and its agents shall refrain from any activity to sell, license, sublicense, assign, hypothecate, alienate, encumber, pledge or otherwise transfer any of Seller’s interest in or to any portion of the Patents.

6.2      Access.  Between the date of this Agreement and the Closing Date, Seller will, and will instruct its agents and representatives to give Buyer and its employees, agents or representatives access to the Documentation and permit Buyer to make reasonable inspection and copies thereof.  Further, Seller shall instruct its prosecuting patent counsel or patent agent in each country where the Patents are issued or pending to reasonably cooperate with Buyer and its employees, agents or representatives to enable and assist such persons in understanding the prosecution history of the Patents and to facilitate the continuing prosecution of the any pending Patents following Closing. All such access and inspections will be conducted during Seller’s (or its patent counsel’s or patent agent’s, as applicable) normal business hours and in a manner that does not unreasonably interfere with the conduct of Seller’s (or its patent counsel’s or patent agent’s) business.

6.3      Compliance with Laws.  From the date hereof and until the Closing Date, the Seller shall comply with all applicable laws, statutes, ordinances, rules, regulations, guidelines, orders, arbitration awards, judgments and decrees applicable to, or binding upon, the Seller if the breach of any of the foregoing could reasonably be expected to have a materially adverse effect on the Purchased Assets.

6.4      Supplemental Disclosure.  Promptly after it becomes aware of such information and in any event not later than the Closing Date, the Seller shall inform the Buyer in writing of all material information, events or actions which, if this Agreement were signed on the Closing Date, would be required to be disclosed on the Schedules in order to make the Seller’s representations and warranties contained herein true and not misleading.  The delivery thereof by the Seller shall not absolve the Seller from liability for breach of any representation or warranty which was untrue when made.

6.5      Documents of Transfer.  On the Closing Date, the Seller shall duly execute and deliver to the Buyer:

6.5.1            the Bill of Sale as described in Exhibit 6.5.1;

6.5.2            the Patent Assignment as set forth in Exhibit 6.5.2;

6.5.3            All such other assignments, if any, that shall be required to transfer title to the Buyer pursuant to the terms as set forth herein.

6.6       Other Deliveries.  On the Closing Date, the Seller shall deliver to the Buyer the following:

6.6.1    A certificate from an officer of Seller whose responsibilities include maintenance of the Seller’s patent portfolio substantially in the form of Schedule 6.6.1.

6.6.2    Evidence satisfactory to Buyer’s Counsel that the Board of Directors of Seller has approved the transaction contemplated by this Agreement;

6.6.3            A certificate from the Corporate Secretary of Seller certifying that any necessary approvals from the shareholders of the Seller have been obtained;

6.6.4            A certificate from an officer of Seller as described in Articles 8.1 and 8.2 below;

6.6.5            All Documentation in Seller’s possession or control (in each instance through transmission via computer to the extent possible) together with a detailed description of any Documentation which, to Sellers Knowledge, is in existence but which Seller has not delivered to Buyer; and

6.6.6            All other documents reasonably requested by counsel for the Buyer to consummate the transactions herein contemplated.

6.6.7            Within thirty (30) days after Closing, Seller shall transfer all files and Documentation relating to the Patents to the offices of Oblon, Spivak, McClelland, Maier & Neustadt, PC, 1940 Duke St., Alexandria, VA, 22314.  Seller shall maintain all patent and patent application files pending until such transfer is completed.

6.7       Further Assurances.  The Seller, upon request of the Buyer, shall execute, acknowledge and deliver such other instruments as reasonably may be requested to more effectively transfer and vest in the Buyer the Purchased Assets pursuant to the terms of this Agreement or to otherwise carry out the terms and conditions of this Agreement.

6.8       Confidentiality.  Information embodied in the Purchased Assets and the Documentation include confidential information that Seller shall hold confidential for a period of five (5) years from the date of this Agreement except (a) information that is or becomes publicly available at the time of disclosure (through no act of the Seller or any of its Affiliates in violation of this Article 6.8); (b) information that is disclosed to Seller or any of its Affiliates by a third party that to the knowledge of Seller or its Affiliates, after due inquiry, did not disclose in violation of a duty of confidentiality;  (c) disclosures that are required to be made by Seller under any applicable laws or regulations; or (d) information that is independently developed, as demonstrated by Seller’s written records.

6.9       Covenant not to Assert.  In a prior agreement between the Parties entered into in November 2004 and subsequently amended (the “Prior Agreement”), Seller agreed and covenanted that it will not assert against Buyer or its Affiliates or, solely in connection with their relationship with Buyer and within the Field, their respective contract manufacturers, distributors, resellers or customers (the “Covered Parties”), the violation or infringement of any Relevant Rights related to (i) the Patents listed on Schedule 4.7.1 of the Prior Agreement or (ii) the Other Patents listed on Schedule 6.9 of the Prior Agreement. In the event that Buyer delivers or resells products that Buyer and Seller agree fall within the scope of any claims of Other Patents in this Agreement, Buyer shall make a good faith effort to mark those products according the marking requirements of the United States patents statutes.  Buyer and Seller hereby agree and affirm that the foregoing clarifies the intent of the Prior Agreement.  Seller also agreed and covenanted that in the event Seller seeks to sell, assign, transfer or license any of its Relevant Rights to a third party after the Closing, pursuant to which transaction such third party would acquire a right to claim that any of the Covered Parties is infringing such Relevant Rights, Seller shall (i) notify Buyer of such proposed transaction and (ii) shall obtain the written undertaking by such third party to abide by the terms of this covenant.  These agreements and covenants are hereby reaffirmed by Seller and nothing in this Agreement shall be in derogation or constitute a rescission of such agreements and covenants.

6.9.1  Schedule 6.9.1 contains a release of all claims by Seller against the Covered Parties, through and including the Closing Date.

6.10       License.  To the extent that Seller owns any Additional Patents having one or more claims overlapping in scope with any claim of the Patents (“Claim Scope Overlap”), Seller hereby grants, and agrees to cause its appropriate Affiliates to grant, to Buyer and its Affiliates with effect from the Closing Date a personal, irrevocable, non-exclusive, worldwide, fully paid-up and royalty free non-assignable and non-transferable license, to use any and all Additional Patents, limited in scope to the extent that there is such Claim Scope Overlap.

ARTICLE 7 - COVENANTS OF THE BUYER

7.1      The Buyer covenants and agrees with the Seller that on the Closing Date, the Buyer shall deliver to Seller:

7.1.1    The Purchase Price in accordance with the terms set forth in Article 2 above;

7.2      Subject to Article 14.12, Buyer shall hold confidential until the longer of the Closing Date, or a date five (5) years from the date of the execution of this Agreement if no closing has occurred, any information regarding any of the Purchased Assets except (a) information that is or becomes publicly available at the time of disclosure (through no act of the Buyer or any of its Affiliates in violation of this Article 7.2); (b) information that is disclosed to Buyer or any of its Affiliates by a third party that to the knowledge of Buyer or its Affiliates, after due inquiry, did not disclose in violation of a duty of confidentiality; (c) disclosures that are required to be made by Buyer under any applicable laws or regulations; or (d) information that is independently developed, as demonstrated by Buyer’s written records.

ARTICLE 8 - CONDITIONS OF THE BUYER’S OBLIGATION TO CLOSE

The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

8.1      Representation and Warranties.  The representations and warranties in this Agreement made by the Seller shall be true and correct in all material respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date, and the Buyer shall have been furnished a certificate signed by the President of the Seller to that effect.

8.2      Performance of Covenants and Obligations.  The Seller shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and the Buyer shall have been furnished a certificate signed by an officer of the Seller to that effect.

8.3      Proceedings and Instruments Satisfactory.  All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer.  The Seller shall have made available to the Buyer, either directly or through its patent counsel, for examination the originals or true and correct copies of all documents which the Buyer reasonably may request in connection with the transactions contemplated by this Agreement.

8.4      Adverse Change.  From and after the date of this Agreement and until the Closing Date, the Buyer (in its reasonable discretion) shall have determined that there has been no material adverse change in the Purchased Assets from that disclosed to the Buyer in or under this Agreement.

8.5      No Litigation.  No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.6      Consents, Approvals, Certifications, Licenses and Permits.  All necessary consents, approvals, certifications, licenses and permits with respect to the transaction contemplated hereby shall have been received by the Buyer on or before the Closing Date.

8.7      Assignments.  Seller shall have prepared and delivered to Buyer all documents necessary or appropriate to transfer and assign to Buyer title to the Purchased Assets, including any foreign counterparts to the Patents.

ARTICLE 9 - CONDITIONS TO THE SELLER’S OBLIGATION TO CLOSE

The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

9.1          Representations and Warranties.  The representations and warranties in this Agreement made by the Buyer shall be true and correct in all material respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date.

9.2           Performance of Covenants and Obligations.  The Buyer shall have performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

9.3           No Litigation.  No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 10 - INDEMNIFICATION BY SELLER

10.1 Indemnification.  Notwithstanding the Closing, and regardless of any investigation made by or on behalf of the Buyer or any information known to the Buyer; the Seller (the “Seller” or “Indemnifying Party”, for purposes of Articles 10.2 and 10.3) subject to the terms and conditions of this Article 10, indemnifies and saves the Buyer, its shareholders, officers, directors and/or employees (collectively, the “Buyer” or “Indemnified Party” for purposes of Articles 10.2 and 10.3 as used in this Article 10) harmless from and against any and all losses, claims, damages, actions, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys’ fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Buyer or the Purchased Assets due to or resulting from any of the following: (a) the inaccuracy or breach of any representation or warranty of the Seller given in or pursuant to this Agreement; (b) any breach or default in the performance by the Seller of any of its covenants, obligations or agreements in or pursuant to this Agreement; (c) any liability or obligation of the Seller not expressly assumed by the Buyer pursuant to this Agreement; (d) the ownership or use of the Purchased Assets at any time prior to the Closing, or any incident, occurrence, condition or claim existing, arising or accruing prior to the Closing and relating to the ownership or use by Seller or its Affiliates, or any other person, of the Purchased Assets; or (e) breach of Seller’s Confidentiality obligations in sections 6.8 and 13.2.  The foregoing are collectively referred to as “Indemnifiable Damages.”

10.2     Procedure For Indemnification with Respect to Non-Third Party Claims. In the event that the Indemnified Party asserts a claim (a “Notice of Claim”) for Indemnifiable Damages (but excluding a claim for Indemnifiable Damages resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Damages. If the Indemnifying Party, within 30 business days after receipt of such Notice of Claim by the Indemnified Party, has not given written notice (a “Notice of Objection”) to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Damages stated in the Notice of Claim shall be deemed a valid claim therefor.

10.3    Procedure For Indemnification with Respect to Third Party Claims.  If any third party notifies the Indemnified Party with respect to any matter that may give rise to a claim for indemnification against the Indemnifying Party under this Article 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby.  Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate.  In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter, or take any measure that imposes any burden or encumbrance upon the conduct of the Indemnified Party or its operations, without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably), and (e) the Indemnified Party shall have the right to attend, at its own expense, any meetings relating to, and to receive upon request copies of all correspondence, reports or other documents submitted or received by or on behalf of the Indemnifying Party in connection with, the defense of such matter.

10.4    Survival of Representations and Indemnification.  The Seller’s obligation to pay Indemnifiable Damages and to comply with this Article 10 shall survive the Closing of this transaction for a period of five (5) years.

10.5    Limitation on Amount.  Seller will have no liability under Article 10.1 until the total of all Indemnifiable Damages exceeds FIFTY THOUSAND DOLLARS ($50,000.00).  In no event will Seller be liable for the Indemnifiable Damages of any nature on any one or more claims under Article 10.1, which in the aggregate, exceed TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), except that Indemnified Damages arising directly or indirectly from a breach by Seller of the representations made in Articles 4.4, 4.5, 4.6, 4.7(.1-.7), 4.8 and 4.9 shall not be subject to such limitation.

10.6    Other Indemnification Provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy the Buyer may have with respect to the Seller or pursuant to the Prior Agreement, or the transactions contemplated by this Agreement; provided, however, that the amount of any monetary changes shall be limited by Article 10.5.

10.7    Buyer’s Indemnification of Seller.  Notwithstanding the Closing, and regardless of any investigation made by or on behalf of the Seller or any information known to the Seller; the  Buyer, subject to the terms and conditions of this Article 10.7, indemnifies and saves the Seller, its shareholders, officers, directors and/or employees harmless from and against any and all losses, claims, damages, actions, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys’ fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Seller due to or resulting from any of the following: (a) the inaccuracy or breach of any representation or warranty of the Buyer given in or pursuant to this Agreement; (b) any breach or default in the performance by the Buyer of any of its covenants, obligations or agreements in or pursuant to this Agreement.  The foregoing are collectively referred to as “Seller’s Indemnifiable Damages.”

10.7.1 Limitation on Amount.  Buyer will have no liability under Article 10.7 until the total of all Seller’s Indemnifiable Damages exceeds FIFTY THOUSAND DOLLARS ($50,000.00).  In no event will Buyer be liable for the Seller’s Indemnifiable Damages of any nature on any one or more claims under Article 10.7, which in the aggregate, exceed TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00).

10.7.2 Procedure for Indemnification.  The procedures set forth in Articles 10.2 and 10.3 shall be operative, provided that for these purposes the term “Indemnifiable Damages” shall be replaced with the term “Seller’s Indemnifiable Damages”.

ARTICLE 11 – PRIOR AGREEMENTS

11.1 The obligations of Seller and Buyer set forth in this Agreement shall be in addition to and not in derogation of their obligations of the Prior Agreement.

ARTICLE 12 - DEFINITIONS

12.1    Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified in this Article 12.1 unless the context otherwise requires.  Any term defined in the Prior Agreement that is not defined in this Agreement shall have the meaning set forth in the Prior Agreement.

12.1.1      “Additional Patents” shall mean any and all Other Patents having one or more claims that overlap in scope with any claim of the Patents.

12.1.2      “Affiliate” shall mean any entity that is now or hereafter becomes Controlled by, is in Control of, or is under common Control with a Party.  “Control” shall mean a fifty percent (50%) or more ownership of issued and outstanding voting securities, or fifty percent (50%) or more of the voting rights in a partnership or limited liability company, directly or indirectly.

12.1.3      “Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

12.1.4      “Bill of Sale” means that Bill of Sale Agreement, dated as of the Closing Date, between the Seller and the Buyer and as set forth in Exhibit 6.5.1.

12.1.5      “Closing” has the meaning set forth in Article 1.3.

12.1.6      “Closing Date” has the meaning set forth in Article 1.3.

12.1.7      “Documentation” has the meaning set forth in Article 1.2.

12.1.8      “Field” shall mean the design, development, manufacture and use of video conferencing equipment and media management procedures and technology.

12.1.9      “Governmental Authority” means the government of the United States of America and any other country, and any state, province, municipality or other governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing.

12.1.10    “Indemnifiable Damages” has the meaning set forth in Article 10.1.

12.1.11    “Knowledge” means, with respect to any party, the actual knowledge of such party, its executive officers or its agents after due inquiry; provided, however, that if such party fails to make such inquiry, it shall include the constructive knowledge of such facts as would have been learned had such due inquiry been made.

12.1.12    “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

12.1.13    “Lien” means any pledge, lien, encumbrance, charge or other security interest of any kind.

12.1.14    “Notice of Claim” has the meaning set forth in Article 10.2.

12.1.15    “Notice of Objection” has the meaning set forth in Article 10.2.

12.1.16    “Other Patents” means the issued, unexpired patents and applications for patents owned or controlled by Seller and not assigned by this Agreement, and any foreign counterparts, reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, or continuations, continuations-in-part, and divisions thereof in existence as of the Closing Date.

12.1.17    “Patent Assignment” means that Patent Assignment, dated as of the Closing Date, between the Seller and the Buyer and as set forth in Exhibit 6.5.2.

12.1.18    “Patents” means the issued patents and applications for patents set forth on Schedule 4.7.1 hereto, and any foreign counterparts, reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, or continuations, continuations-in-part, and divisions thereof in existence as of the Closing Date.

12.1.19    “Purchase Price” has the meaning set forth in Article 2.

12.1.20    “Purchased Assets” has the meaning set forth in Article 1.2.

12.1.21   “Relevant Rights” shall mean all rights existing under or hereafter accruing under any of the Patents or Other Patents, specifically including but not limited to the right to claim infringement thereof.

ARTICLE 13– MISCELLANEOUS

13.1    Survival of Representations and Warranties.  All of the representations and warranties and disclaimers thereof of the parties contained in this Agreement shall survive the Closing hereunder for a period of three (3) years. Covenants shall continue indefinitely unless limited by their own terms.

13.2    Benefit and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, assignees, and beneficiaries in interest; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party, other than in connection with the sale of all or substantially all of the assets of such party and, in the case of assignment by Buyer, Tandberg ASA.

13.3    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of  Delaware (regardless of such State’s conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.

13.4    Expenses.  Except as otherwise herein provided, all expenses incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs.

13.5    Submission to Jurisdiction.  Each of the Buyer and the Seller submits to the exclusive jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and all agreements and transactions contemplated hereby, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Buyer and the Seller also covenants and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any agreement or transaction contemplated hereby in any other court.  Each of the Buyer and the Seller waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

13.6    Notices.  Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (i) when hand delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Article 13.6), or (iii) when received if sent by express courier, confirmed by receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Article 13.6):

If to the Buyer:	Tandberg Telecom AS
Philip Pedersens Vei 22
1366 Lysaker
NORWAY
Fax: 011-47-67-125-234
Attention: President

With a copy to:	Oblon, Spivak, McClelland, Maier & Neustadt, P.C.
1940 Duke Street
Alexandria, Virginia 22314
Fax: 703-413-2220
Attention: Michael Monaco, Esq.

If to the Seller:	Forgent Networks, Inc.
108 Wild Basin Road
Austin, Texas 78746
Fax: 512-437-2580
Attention: President

13.7    Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

13.8    Headings.  All Article headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

13.9    Amendment, Modification and Waiver.  This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto.  Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.  Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

13.10  Entire Agreement.  This Agreement and the Exhibits and Schedules attached hereto represent the full and complete agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the parties with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

13.11  Third-Party Beneficiaries.  No third parties are intended to benefit from this Agreement, and no third-party beneficiary rights shall be implied from anything contained in this Agreement.

13.12  Publicity.  The Buyer and the Seller shall cooperate in making appropriate additional public announcements concerning the terms of this Agreement and the transactions contemplated hereby and shall not do so independently, except that each Party shall unilaterally have the authority to make such statements upon advanced notice to the other Party to the extent it reasonably decides such disclosure is required in order to comply with the laws or stock exchange rules of any country.

13.13  Intepretation.  Each of the Parties have been represented by counsel and has had the opportunity to negotiate, review, revise and comment on the terms set forth herein.  As a result, the Parties acknowledge and agree that in interpreting the provisions of this contract no weight shall be given to which Party drafted or revised any provision of this Agreement, each provision considered to have been the joint work product of both Parties.

13.14  Disclosure Schedules.  The disclosure of information on any disclosure schedule shall be deemed to constitute disclosure of such information on any other schedules hereto to which such information may relate and shall qualify all of the representations and warranties contained herein that are relevant thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

FORGENT NETWORKS, INC.

/s/ RICHARD N. SNYDER
By:	Richard Snyder
Title:	Chairman and CEO

TANDBERG TELECOM AS

/s/ PER H. KOGSTAD
By:	Per H. Kogstad
Title:	President

SCHEDULE 3

ASSUMED LIABILITIES

None.

SCHEDULE 4.5

TITLE ISSUES

None.

SCHEDULE 4.6

REQUIRED THIRD PARTY CONSENTS

None.

CONFIDENTIAL: Subject to Attorney-Client Privilege

Schedule 4.7.1.1 – Patents Assigned

Patent Number	Filing date	Issue date	Title
5,657,246	3/7/1995	8/12/1997	Method and apparatus for a video conference user interface

5,768,263	10/20/1995	6/16/1998	Method for talk/listen determination and multipoint conferencing system using such method

5,825,754	12/28/1995	10/20/1998	Filter and process for reducing noise in audio signals

5,872,922	8/8/1997	2/16/1999	Method and apparatus for a video conference user interface

5,920,356	6/6/1996	7/6/1999	Coding parameter adaptive transform artifact reduction process

5,933,597	4/4/1996	8/3/1999	Method and system for sharing objects between local and remote terminals

5,959,667	5/9/1996	9/28/1999	Voice activated camera preset selection system and method of operation

5,991,277	4/9/1998	11/23/1999	Primary transmission site switching in a multipoint videoconference environment based on human voice

6,178,205	12/12/1997	1/23/2001	Video postfiltering with motion-compensated temporal filtering and/or spatial-adaptive filtering

6,192,342	11/17/1998	2/20/2001	Automated camera aiming for identified talkers

6,285,405	10/14/1998	9/4/2001	System and method for synchronizing data signals

6,476,873	10/23/1998	11/5/2002	Enhancement of a selectable region of video

6,590,603	10/31/2001	7/8/2003	System and method for managing streaming data

6,707,489	12/8/1998	3/16/2004	Automatic voice tracking camera system and method of operation

6,731,334	7/31/1995	5/4/2004	Automatic voice tracking camera system and method of operation

6,968,064	9/28/2001	11/22/2005	Adaptive thresholds in acoustic echo canceller for use during double talk

CONFIDENTIAL: Subject to Attorney-Client Privilege

Schedule 4.7.1.2 – Patent Applications Assigned

App. Ser. No Publication No.	Filing Date	Title
11/124,772 2005/0207567	5/9/2005	Communications System and Method Utilizing Centralized Signal Processing

11/129,962 2005/0210393	5/16/2005	Asynchronous Collaboration via Audio/Video Annotation

09/627,731 unpublished	7/28/2000	System and Method for Generating Invisible Notes on a Presenter’s Screen

11/243,236 2006/0034448	10/4/2005	Distortion Compensation in an Acoustic Echo Canceler

09/845,947 2002/0062403	4/30/2001	Method and System for Creation of Virtual Events

SCHEDULE 4.7.5

INFRINGEMENT NOTICES SENT

None.

Schedule 4.8

Party		License to Patent #	Covenant Not To Assert	Expiration of C.N.A.	Transferrable / Assignable	Sub- Licensable
1.)	Polycom	5,959,667	None	N/A	No	No
5,825,754

2.)	Large Computer	None on list	Yes	July, 2008	No	No
	Manufacturer		All owned patents

3.)	VTEL Products Group	Patents	None	N/A	Yes. One time for the sale of all/substantially all of the assets of the company.	No
5,657,246

5,768,263

5,825,754

5,972,922

5,920,356

5,933,597

5,959,667

5,991,277

6,178,205

6,192,342 B1

6,285,405

6,476,873

6,731,334

Applications

09/609,609

09/627,731

09/660,205